NewGen Technologies, Inc.
6000 Fairview Road, 12th Floor
Charlotte, NC 28210
(704) 552-3590
www.newgenholdings.com

Media Contact: Blois Olson New School Communications, Inc. (651) 221-1999 b.olson@new-school.com	Investor Contact: Chris Witty Lippert/Heilshorn & Associates, Inc. (212) 201-6609 cwitty@lhai.com

FOR IMMEDIATE RELEASE

NewGen Signs Definitive Agreement to Acquire
Appalachian Oil Company with over $400 Million Revenue and over 200 Locations for Wholesale & Retail Distribution of ReFuel America’s Premium BioFuels

APPCO Operates in 6 Southeastern States with over 500 Employees Providing
Petroleum Products to over 200 Retail Gas Stations and Independent Wholesale Dealers

CHARLOTTE, NC, January 17, 2007 - NewGen Technologies, Inc. (“NewGen”) (OTCBB: NWGN) today announced the execution of a definitive agreement to acquire Appalachian Oil Company (“APPCO”), one of the largest wholesale and retail distributors of petroleum products in the Southeast United States.

Continuing on its mission to become the leading global fully-integrated manufacturer and distributor of premium biofuels, NewGen subsidiary ReFuel America, with fuel terminals in North Carolina, South Carolina and Georgia, will gain additional biofuel distribution to a large existing customer base at over 200 locations.

In addition to now giving NewGen over $400 million in revenue and a solid management team, the APPCO acquisition gives ReFuel, the ability to deliver premium biofuels (biodiesel and ethanol blends) to local customers in 6 states.

About APPCO

•
Appalachian Oil Company (www.goappco.com), founded in 1923, operates from its offices in Tennessee and Virginia, selling to wholesale and retail customers in Tennessee, Kentucky, Virginia, West Virginia, North Carolina and South Carolina.

•	APPCO’s branded products include Exxon (www.exxon.com), BP (www.bp.com), Marathon (www.marathon.com), Sunoco, (www.sunoco.com), Citgo, (www.citgo.com) and their own “APPCO” brand.

•	APPCO operates 58 company-owned gas station convenience stores and supplies petroleum products to over 160 other independent dealers.

•	In the twelve-month period ended September 30, 2006, APPCO had revenue of over $400 million, distribution of over 225 million gallons of fuel products with over 500 employees.

•	APPCO buys fuel products directly from secure pipelines originating at the refineries of the major oil companies and independent refiners.

•	APPCO buys ethanol in bulk from regional manufacturers and blends it with its hydrocarbon petroleum products.

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Given the convergence of its direct fuel buying, multiple distribution locations and diverse product mix, APPCO achieves higher profit margins and enjoys competitive advantages in the markets it serves.

The agreement provides for the acquisition by NewGen of all of APPCO’s stock for an undisclosed purchase price. The completion of the acquisition is subject to customary closing conditions, including completion of satisfactory legal and financial due diligence and the completion of an audit of APPCO’s financial statements.

NewGen is currently finalizing the terms of its financing arrangements for the APPCO acquisition. Subject to the satisfaction of the closing conditions described above, the acquisition is expected to be completed in the first quarter of 2007.

“NewGen is delighted with this acquisition as there is a tight synergistic fit, including strong management, reflecting a solid value for our shareholders and providing ReFuel America with much greater scale for fuel distribution. Our previous terminal acquisitions began to achieve these goals, and the APPCO acquisition will greatly advance these objectives,” said Bruce Wunner, NewGen’s Vice-Chairman and CEO. “As we continue to implement our Fields to Wheels mission, we are looking to explore similar strategic opportunities as they become available.”

“APPCO’s management team has been very successful and will continue working with us to build the APPCO and ReFuel America division. We will exploit opportunities to use the enhanced fuel performance expertise of NewGen to expand product lines and revenue through APPCO’s established distribution channels,” said Michael F. D’Onofrio, NewGen’s Senior Vice President. “We are very excited by these developments and are looking forward to completing the integration of our teams and distribution strategies with biofuels - which are in high demand.”

About NewGen Technologies, Inc.

NewGen’s mission is to be a leading global fully-integrated manufacturer and distributor of premium biofuels and hydrocarbon blends that are intended to dramatically reduce the environmental and economic impact of world petroleum use. NewGen believes that it has developed the cleanest burning and highest performing fuels in the world by utilizing its own technology that allows for more complete combustion.

The vision of NewGen and ReFuel America, NewGen’s wholly-owned U.S. subsidiary, is a world less dependent on oil, using secure, renewable, homegrown fuels which better preserve our most important resources - the air we breathe and water we drink.

Additional information can be found at the company’s websites - www.newgenholdings.com & www.refuelamerica.com & www.actanolbio.com & www.ip-fischer.de & www.newgenasia.com.sg

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Safe Harbor Statement Under the Private Securities Litigation Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of NWGN could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.